Wayfair LLC, 4 Copley Place, Boston MA 02116
T: (617) 502-7500

June 2, 2015

Jeremy Delinsky

Dear Jeremy,

Congratulations! Welcome to Wayfair! We are pleased to offer you the position of Chief Technology Officer at Wayfair LLC commencing on July 13, 2015. The purpose of this letter is to describe the general terms and conditions of your employment with Wayfair. Wayfair is a high-growth company in a dynamic industry; therefore, the position, responsibilities and duties assigned to you by the Company may change from time-to-time.

On your first day, be sure to bring two valid forms of identification. Original forms are required, not photocopies (if you are bringing a license please be sure to have a valid List C document http://www.uscis.gov/files/form/i-9.pdf with you as well) and report to 4 Copley Place, Boston, MA 02116. Please arrive at 9:00 AM and go straight to the 7th floor, where a member of the Learning & Development team will meet you.

Base Salary:

Your starting annual salary shall be $250,000 per year, less applicable tax and other withholdings in accordance with the Company’s normal payroll procedure. Your salary may be reviewed and adjusted from time to time, by the Company’s Compensation Committee. The Company will pay your salary in its regularly scheduled payroll cycle.

Performance Bonus:

You will be eligible to participate in the Company’s bonus plan on substantially the same terms as the Company’s other executive officers.  Your bonus will be between 0-25% of your annual salary, and based on your performance against personal performance objectives established upon commencement of your employment and, thereafter, no later than the beginning of each calendar year, or on criteria substantially similar to the Company’s other executive officers. All bonus amounts will be pro-rated for the portion of the calendar year that you were an employee.  Bonuses are paid in the first quarter of the year for the calendar year that just ended and you must be an employee at time of payment to receive the bonus.

Equity:

As a benefit to our employees, Wayfair provides employees with an equity interest in the Company pursuant to a formal equity plan.  We will provide you with an initial equity award of 350,000 Restricted Stock Units, at no cost to you (except applicable taxes), which will be issued to you under the Company’s 2014 Incentive Award Plan pending quarterly board approval and which will vest over a five year period of time, beginning on the first day of the month after your start date, on the following schedule: 20% 1-year cliff, followed by 1/60th vesting each month for the next 48 months until fully vested 5 years from the date of grant.  You will receive the documentation relating to the Wayfair equity plan after board approval of your grant. Your equity interest in the Company may be reviewed and increased from time to time.

In the event your employment terminates for any reason other than for Cause (as such term is defined below) in the 12 months following a Change in Control (as defined in our 2014 Incentive Award Plan), your unvested restricted stock units, stock options, restricted stock awards, or any other compensatory stock-based award (“Awards”) units will immediately vest on such termination as follows:

•	100% of your Awards will accelerate and vest if the Change in Control occurs within 18 months of your start date; or

•	50% of your Awards will accelerate and vest if the Change in Control occurs after 18 months of your start date.

Joining Bonus:

You will also be awarded a one-time joining bonus in the amount of $150,000, payable in one installment on the date of your first paycheck following your start date. Should you voluntarily resign without Good Reason or are terminated from Wayfair for Cause within the first 12 months of your employment you will be required to reimburse the company the full amount of the joining bonus. Such amount is to be repaid to Wayfair within 90 days of resignation or termination.

Fringe Benefits:

You will be entitled to receive the fringe benefits generally available to the Company's employees. The Company, of course, may amend, terminate, or enhance the benefits provided to you and our other employees from time to time as it deems appropriate.

Internal Policies:

During your employment with the Company, you will be required to follow all of the Company's internal policies and to conduct your business activities at all times in accordance with the highest legal, ethical and professional standards.

Full-Time Employment:

Your employment with the Company will be on a full-time basis. You will devote your full time and effort during normal business hours to the business of the Company. This obligation does not preclude you from engaging in appropriate civic, charitable or religious activities or, with the consent of the Board, from service on the boards of directors of companies that are not competitors to the Wayfair, as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at Wayfair.

Employment at Will:

Your employment with the Company shall be at will. As such, your employment is for no definite period of time, and you or the Company may terminate your employment relationship with or without notice at any time and for any reason, or without a reason or cause. The Company is not bound to follow any policy, procedure, or process in connection with employee discipline, employment termination or otherwise.

Indemnification and Director’s and Officer’s Insurance. In your capacity as an officer of the Company, you will be entitled to indemnification pursuant to the Company’s bylaws and under the Company’s Director and Officer liability insurance policies.

Severance:

In the event that, within the first year after your start date, either your employment is terminated without “Cause”, or if you terminate your employment for “Good Reason”, other than as a result of a Change in Control, then the Company agrees to the following separation terms:

i.	6 months of severance pay, paid at the rate of your regular base salary, on the Company’s usual payroll schedule;

ii.	100% acceleration of your 1st year’s equity vesting (which is 20% of the total initial grant amount);

iii.	No repayment of our joining bonus.

For purposes of the employment agreement, “Cause” means your (1) act involving fraud, embezzlement, or misappropriation during your employment; (2) material default in the performance of any of your obligations to us; (3) adjudication as guilty by, or entry of a plea of guilty or no contest before, a court of competent jurisdiction in regard to a felony; (4) being found by a court to have engaged in one or more wrongful acts that individually, or in the aggregate, have a material adverse effect on us, our prospects, earnings, or financial condition; or (5) death or physical or mental incapacity

For purposes of the employment agreement “Good Reason” means (1) a material diminution by the Company to your base salary and bonus, without your express agreement; (2) a materially adverse change by the Company to your authorities or responsibilities; or (3) the Company requires a change of more than 50 miles in the principal location at which you provide services to the Company.

Section 409A:
It is intended that this agreement comply with or be exempt from Section 409A of the Code and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”). Notwithstanding anything to the contrary in this Agreement, this Agreement shall, to the maximum extent possible, be administered, interpreted, and construed in a manner consistent with Section 409A. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of your employment shall be made unless and until you have a “separation from service” within the meaning of Section 409A. In the case of any amounts payable under this agreement that may be treated as payable in the form of “a series of installment payments,” as defined in Treasury Regulation Section 1.409A-2(b)(2)(iii), the right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of such Treasury Regulation. If you are a “specified employee” as determined pursuant to Section 409A as of the date of termination of employment and if any payment or benefit provided for in this agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting you to additional tax, interest, or penalties under Section 409A, then any such payment or benefit shall be delayed until the earlier of (i) the date which is 6 months after your “separation from service” within the meaning of Section 409A for any reason other than death, or (ii) the date of your death. Any payment or benefit otherwise payable or to be provided to you upon or in the 6 month period following “separation from service” that is not so paid or provided by reason of this section shall be accumulated and paid or provided to you in a single lump sum, as soon as practicable (and in all events within 15 days) after the date that is 6 months after your “separation from service” (or, if earlier, as soon as practicable, and in all events within 15 days, after the date your death). All subsequent payments or benefits, if any, shall be payable or provided in accordance with the payment schedule applicable to each payment or benefit.  It is the intent of this agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply.  The Company and you agree to work together in good faith to consider amendments to this agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.
No Conflicting Obligation/Conflicts of Interest:

You hereby represent and warrant to the Company that you are not presently under and will not hereafter become subject to any obligation to any person or entity which is inconsistent or in conflict with this agreement or which would prevent, limit or impair in any way your performance of your duties to the Company as described herein. Specifically you represent and warrant that you have not brought with you any confidential or proprietary information of any former employer, and you are not subject to any agreement or obligation with a former employer which would prohibit your employment by the Company. Further, during the term of your employment, you will not engage in any activity on behalf of, nor accept any salary, commissions, fee or compensation of any kind (other than investment income) from any person, firm or corporation competing with the Company.

Inventions, Confidentiality, Non Solicitation and Non-Compete Agreement:

To protect its business, Wayfair requires all employees to enter into a standard "Non-Competition, Non-Solicitation, Non-Disclosure and Invention Assignment Agreement." Among other things, the Agreement will provide that the Company owns your work product and all developments made by you related to the Company’s business; that you shall hold all non-public information regarding the Company confidential; and that you will not solicit, hire, divert or take away any employee, contractor, customer or supplier of the Company. If you would like to review this document before commencing work, please let me know.

Conditions of Employment:

This offer is contingent upon your providing satisfactory documentation to the Company concerning your employment eligibility as required by Congress under the Immigration Reform and Control Act of 1986. This documentation must be received and accepted by the Company within three (3) business days of your date of hire. Your employment is also contingent upon the Company’s completion of a satisfactory investigation of your background. You agree to release the Company, its employees and agents and any individuals who may provide the Company with information regarding your background from any liability in connection with this background check.

Governing Law:

This letter shall be governed, construed and enforced in accordance with the laws of Massachusetts, without regard to principles of choice or conflicts of law.

Successors and Assignment:

The Company shall require any successor via a Change in Control (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall inure to the benefit of and shall be binding upon you and the Company, and each of your respective heirs, personal representatives, successors, and assigns.

Entire Understanding:

This letter contains our entire understanding regarding the terms and conditions of your employment and supersedes any prior statements regarding your employment made to you at any time by any representative of the Company. Your signature below acknowledges your understanding that your employment with Wayfair is at-will, as described above, and that neither this letter, Wayfair practice, or other oral or written policies or statements of Wayfair or its agents shall create an employment contract, guarantee a definite term of employment, or otherwise modify in any way the agreement and understanding that employment with Wayfair is at-will. No representative of Wayfair, except Wayfair’ President in writing signed by the President and you, has any authority to enter into any agreement contrary to the foregoing.

If the foregoing offer is acceptable to you, please acknowledge your acceptance by signing below and returning one copy of this letter the Talent Acquisition team.

Very truly yours,

Wayfair LLC

BY:	/s/ Niraj Shah
Niraj Shah
Its President and CEO

ACCEPTED:

/s/ Jeremy Delinsky	6/3/2015
Jeremy Delinsky	Date